News Release

For Immediate Release	For Further Information Contact:
June 21, 2007	George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com

HINES ACQUIRES CHARLOTTE PLAZA IN CHARLOTTE, NC

Holdings in Firm’s U.S. Core Office Fund Reach 22 Properties

(ATLANTA, GA) — The Atlanta office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired Charlotte Plaza in Charlotte, NC, from an undisclosed seller. The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc. to acquire a geographically diverse portfolio of core office buildings in the U.S. Hines represented the Core Fund in the transaction, and Hines will assume management and leasing responsibilities at the property.

Charlotte Plaza is a 27-story, Class A office tower located within the Overstreet Mall in the downtown submarket of Charlotte, NC. Charlotte Plaza contains approximately 625,000 rentable square feet and was completed in 1981. The building is currently 98 percent leased to a strong tenant roster which includes Wachovia, Grant Thornton, Hewitt Associates and Robert Half International.

“The acquisition of Charlotte Plaza enables Hines to become a part of one of the strongest office submarkets in the Southeast,” said Hines Vice President Kurt Hartman. “Charlotte has developed a very vibrant downtown submarket with many positive things happening within it. Hines is excited to be a part of Charlotte.”

“Charlotte Plaza is home to a strong roster of tenants, enjoys superior access, and is well located with an unparalleled amenity base,” said Charles Hazen, president of the Core Fund.  “These attributes will serve us well, as we add this important building to our portfolio.”

Including this acquisition, the Core Fund owns interests in a portfolio of 22 office properties throughout the U.S. consisting of approximately 11.9 million square feet of rentable area.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The Hines portfolio of projects underway, completed, acquired and managed for third parties includes more than 950 properties representing approximately 380 million square feet of office, residential, mixed-use, industrial, hotel, medical, retail and sports facilities, as well as large, master-planned communities and land developments. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.